Exhibit 99.1

AxoGen, Inc. Reports 47% Second Quarter Revenue Growth

Quarterly Record Revenue of $4.2 Million; Gross Margin expands to 79%.

Conference Call Today at 4:30 pm ET

•

ALACHUA, FL — August 4, 2014 — AxoGen, Inc. (NASDAQ: AXGN), a leading medical technology company focused on the peripheral nerve repair market, announced record quarterly revenue of $4.21 million for the second quarter ended June 30, 2014, representing growth of 47% as compared to $2.86 million for the second quarter of 2013.  The increase in revenue was driven by increased unit sales to existing customers and the addition of new customers.

“Our strong revenue increase in the second quarter demonstrates that we are effectively executing on our growth strategies and confirms we are building awareness and adoption of our portfolio of nerve repair products: Avance® Nerve Graft, AxoGuard® Nerve Protector and AxoGuard® Nerve Connector.  These disruptive off-the-shelf products are unparalleled in the marketplace, offering distinct advantages that are increasingly being recognized by surgeons and patients alike,” commented Karen Zaderej, President and Chief Executive Officer.  “The entire AxoGen team is energized and remains focused on continued execution of our sales and marketing plan to achieve our revenue goals.”

2014 Second Quarter Financial Results

The second quarter strong revenue increase of 47% to $4.2 million was due to increased product usage by existing customers and sales to new customers.  Gross margin expanded to 79% compared to 78% for the second quarter of 2013 and 78% in the 2014 first quarter.  The gross margin improvement is due to changes in product mix and implementation of product price increases.

Total operating expenses in the second quarter were $5.6 million compared to $4.4 million for the second quarter of 2013. The increased expenses were planned and are primarily attributable to increased sales and marketing efforts, surgeon educational programs and training events, and clinical activities. Operating loss was $2.3 million compared to an operating loss of $2.2 million for the second quarter of 2013.  Net loss was $3.7 million, or $0.21 per share, compared to a net loss of $3.5 million, or $0.31 per share, for the second quarter of

2013. The weighted average common shares for the second quarter of 2014 was approximately 17.5 million shares compared to 11.1 million shares for the second quarter of 2013.  The increase in common shares was a result of the common stock offering in August 2013.

•                                          As of June 30, 2014, cash, cash equivalents and marketable securities totaled $14.2 million.

“Based on our strong performance in the first half of 2014 and our current sales momentum, we expect a stronger second half of the year.  As a result we are increasingly confident that we will achieve our original revenue target for 2014 of $16 million while maintaining gross margins of at least 75%,” concluded Ms. Zaderej.

Conference Call

The Company will host a conference call and webcast for the investment community on Monday, August 4, 2014 at 4:30 PM ET. Investors within the United States interested in participating are invited to call 1.877.674.2413 and reference Participant Passcode 71503642.  All other participants can use the dial-in number 1.914.495.8604, using the same Participant Passcode.  To access the live webcast, or to listen to a replay, please visit the Investor Relations section of the Company’s website at www.AxoGenInc.com.

•                                          About AxoGen, Inc.

AxoGen (NASDAQ: AXGN) is a leading medical technology company dedicated to peripheral nerve repair. AxoGen’s portfolio of regenerative medicine products is available in the United States, Canada and several other countries and includes Avance® Nerve Graft, the only off-the-shelf commercially available processed nerve allograft for bridging severed nerves without the comorbidities associated with a second surgical site, AxoGuard® Nerve Connector, a porcine submucosa extracellular matrix (“ECM”) coaptation aid for tensionless repair of severed nerves, and AxoGuard® Nerve Protector, a porcine submucosa ECM product used to wrap and protect injured peripheral nerves and reinforce the nerve reconstruction while preventing soft tissue attachments.

Avance® Nerve Graft is processed in the United States by AxoGen. AxoGuard® Nerve Connector and AxoGuard® Nerve Protector are manufactured in the United States by Cook Biotech Incorporated, and are distributed worldwide exclusively by AxoGen. AxoGen maintains its corporate offices in Alachua, Florida and is the parent of its wholly owned operating subsidiary, AxoGen Corporation.

Cautionary Statements Concerning Forward-Looking Statements

This Press Release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or predictions of future conditions, events or results based on various assumptions and management’s estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “projects”, “forecasts”, “continue”, “may”, “should”, “will” variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding our growth, our projected 2014 revenue and gross margin, product development, product potential, financial performance, liquidity, sales growth, product adoption, market awareness of our products and our visibility at and sponsorship of conferences and educational events. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this release should be evaluated together with the many uncertainties that affect AxoGen’s business and its market, particularly those discussed in the risk factors and cautionary statements in AxoGen’s filings with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and, except as required by law, AxoGen assumes no responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

AxoGen, Inc.

Lee Robert “Bob” Johnston, Chief Financial Officer

386.462.6856

InvestorRelations@AxoGenInc.com

EVC Group

Bob Jones/Michael Polyviou — Investor Relations

646.201.5447/212.850.6020

bjones@evcgroup.com; mpolyviou@evcgroup.com

AxoGen, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2014 (unaudited)	December 31, 2013

Assets

Current assets:
Cash and cash equivalents	$14,170,332	$20,069,750
Accounts receivable	2,526,953	1,893,699
Inventory	3,410,442	3,398,438
Prepaid expenses and other	144,975	296,719
Total current assets	20,252,702	25,658,606

Property and equipment, net	597,278	381,689
Intangible assets	578,602	570,396
Deferred Financing Costs	970,147	1,073,579
	$22,398,729	$27,684,270

Liabilities and Shareholders’ Equity (Deficit)

Current liabilities:
Accounts payable and accrued expenses	$2,239,055	$2,083,942
Current deferred revenue	14,118	14,118
Total current liabilities	2,253,173	2,098,060
Note Payable - Revenue Interest Purchase Agreement	27,242,589	25,363,695
Long Term Deferred Revenue	78,739	85,882
Total liabilities	29,574,501	27,547,637
Commitments and contingencies	—	—
Shareholders’ equity:
Common stock, $.01 par value; 50,000,000 shares authorized; 17,466,091 and 17,339,561 shares issued and outstanding	174,661	173,395
Additional paid-in capital	73,036,381	72,369,016
Accumulated deficit	(80,386,814)	(72,405,778)
Total shareholders’ equity	(7,175,772)	136,633
	$22,398,729	$27,684,270

AxoGen, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013
Revenues	$4,214,193	$2,862,289	$7,352,449	$5,005,221
Cost of goods sold	887,820	633,293	1,589,121	1,193,536
Gross profit	3,326,373	2,228,996	5,763,328	3,811,685
Costs and expenses:
Sales and marketing	3,354,912	2,526,388	6,075,619	4,419,929
Research and development	555,758	498,318	1,368,373	905,261
General and administrative	1,713,447	1,398,619	3,608,222	3,004,378
Total costs and expenses	5,624,117	4,423,325	11,052,214	8,329,568
Loss from operations	(2,297,744)	(2,194,329)	(5,288,886)	(4,517,883)
Other income (expense):
Interest expense	(1,392,098)	(1,223,645)	(2,583,415)	(2,291,266)
Interest expense—deferred financing costs	(52,217)	(41,215)	(103,432)	(85,432)
Other income (expense)	588	1,390	(5,303)	(728)
Total other income (expense)	(1,443,727)	(1,263,470)	(2,692,150)	(2,377,426)
Net loss	$(3,741,471)	$(3,457,799)	$(7,981,036)	$(6,895,309)
Net loss available to common shareholders	$(3,741,471)	$(3,457,799)	$(7,981,036)	$(6,895,309)
Weighted Average Common Shares outstanding — basic and diluted	17,461,332	11,137,729	17,422,773	11,131,217
Loss Per Common share - basic and diluted	$(0.21)	$(0.31)	$(0.46)	$(0.62)

AxoGen, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended
	June 30,	June 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(7,981,036)	$(6,895,309)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	67,887	42,813
Amortization of intangible assets	22,099	29,405
Amortization of deferred financing costs	103,432	85,432
Stock-based compensation	474,144	392,473
Stock grants	60,125	—
Interest added to note	1,878,894	1,803,439
Change in assets and liabilities:
Accounts receivable	(633,254)	(365,435)
Inventory	(12,004)	(424,670)
Prepaid expenses and other	151,744	59,930
Accounts payable and accrued expenses	155,113	108,186
Deferred Revenue	(7,143)	—
Net cash used for operating activities	(5,719,999)	(5,163,736)

Cash flows from investing activities:
Purchase of property and equipment	(283,476)	(45,315)
Acquisition of intangible assets	(30,305)	(39,060)
Net cash used for investing activities	(313,781)	(84,375)
Cash flows from financing activities:
Proceeds from exercise of stock options	134,362	33,393
Net cash provided by financing activities	134,362	33,393
Net decrease in cash and cash equivalents	(5,899,418)	(5,214,718)
Cash and cash equivalents, beginning of year	20,069,750	13,907,401
Cash and cash equivalents, end of period	14,170,332	8,692,683
Supplemental disclosures of cash flow activity:
Cash paid for interest	$664,546	$458,394